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                                                                    EXHIBIT 5(a)

                                          June 2, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re: Esenjay Exploration, Inc.

Ladies and Gentlemen:

    We have represented Esenjay Exploration, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933, as amended, of up to 10,237,952 shares of its common stock, par value $.01 per share ("Common Stock"), which include 121,917 shares issuable upon exercise of options and warrants (the "Option and Warrant Shares"). In such capacity, we have examined the Certificate of Incorporation, bylaws and corporate proceedings of the Company, and based upon such examination and having regard for applicable legal principals, it is our opinion that:

        (i) 10,116,035 of the shares being registered, have been duly authorized, validly issued and are fully paid and non-assessable, outstanding shares of the Company's Common Stock; and

        (ii) the Option and Warrant Shares will, upon issuance, be validly issued, fully paid and nonassessable outstanding shares of the Company's Common Stock.

    We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                          Very truly yours,

                                          /s/ PORTER & HEDGES, L.L.P.

                                          PORTER & HEDGES, L.L.P.